EXHIBIT 10.2

FIRST DATA CORPORATION

2002 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD

[FirstName] [MI]. [LastName]	Award Number: [ ]
[Address]	Plan: [ ]
[City, State, Postal]	ID: [ ]

Effective [Award Date], you have been granted an award of [Number of Shares] shares of FIRST DATA CORPORATION (the Company) common stock at [$Price] per share.

These shares are restricted until the vest date(s) shown below.

Shares	Full Vest
[Vest1]	[Date1]
[Vest1]	[Date1]
[Vest1]	[Date1]
[Vest1]	[Date1]

This award is granted under and governed by the Terms and Conditions of the First Data Corporation Long-Term Incentive Plan.

FIRST DATA CORPORATION

BY:
Michael T. Whealy, Secretary

FIRST DATA CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

TERMS AND CONDITIONS

1.	Pursuant to the 2002 First Data Corporation Long-Term Incentive Plan (the “2002 LTIP”), First Data Corporation (the “Company”) hereby grants to (“Executive”), as of (the “Grant Date”), shares of First Data Corporation common stock, subject to the restrictions set forth in this Agreement (the “Shares”). The number of Shares may be adjusted pursuant to paragraph 7 below.

2.	The terms of the 2002 LTIP are hereby incorporated in this instrument by reference and made a part hereof.

3.	Subject to other provisions of this Agreement and the terms of the 2002 LTIP, Executive shall vest in Executive’s unrestricted ownership of the Shares, and all restrictions thereon shall lapse, as follows:

[vesting schedule]

Notwithstanding any other provision of the 2002 LTIP or this Agreement, in order for any portion of this award to vest, you must execute and return to the Company an updated, lawful restrictive covenant agreement if requested by the Company prior to vesting. Failure to execute such an agreement will cause your award to cease vesting.

4.	Other than as provided in Paragraph 3 above, the Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the 2002 LTIP. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Shares in violation of this Paragraph 4, such attempted violation shall be null, void, and without effect.

5.	Executive will forfeit Executive’s right to the Shares issued to Executive if Executive’s continuous employment or performance of services for the Company, a Subsidiary or an Affiliate (as such terms are defined in the 2002 LTIP) terminates for any reason (except solely by reason of a period of Related Employment, as defined in the 2002 LTIP, or as set forth in paragraph 6) before the restrictions applicable to those Shares have lapsed. For purposes of plan administration, Executive shall not be considered to have terminated employment if Executive is re-hired within three months of Executive’s involuntary termination other than for Cause.

6.	If Executive’s employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and Executive is an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, then Executive shall be treated as having remained in continuous employment for purposes of vesting in the Shares until the end of the severance period applicable to the Executive under such Policy (any Shares remaining restricted after such severance period has expired shall be immediately forfeited). If Executive dies, or becomes disabled (as defined in the 2002 LTIP) during a period of continuous employment or performance of services for the Company, a Subsidiary or an Affiliate after the Date of Grant but while any Shares remain restricted, Executive shall immediately vest in any then-restricted Shares. Executive shall not vest in any then-restricted Shares by reason of Retirement.

7.	Before the restrictions applicable to the Shares have lapsed, Executive (and any person succeeding to Executive’s rights pursuant to the 2002 LTIP) will have ownership of the Shares, including the right to vote the Shares and to receive dividends or other distributions made or paid with respect to such Shares (such distributions to be made in the form cash, accrued during the restricted period(s) set forth in this Agreement and paid only upon lapse of such restrictions). The indicia of ownership of the Shares issued to Executive in this Award shall be held by the Company or its authorized representative during the period restrictions apply to the Shares. The Company may require Executive to provide a stock power or other instrument of assignment (including a power of attorney) endorsed in blank, with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares in the event such Shares are forfeited in whole or in part. Unless Executive’s right to the Shares has been forfeited, the Shares will be released to Executive (or to any person succeeding to Executive’s rights pursuant to the 2002 LTIP), together with accrued cash dividends, at the time the restrictions on the Shares lapse.

8.	In the event of any change in the outstanding shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event occurring after the Grant Date and prior to lapse of restrictions applicable to the Shares, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of this Award or the number of Shares, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the 2002 LTIP.

9.	In the event of a Change in Control (as defined in the 2002 LTIP), any remaining restrictions applicable to the Shares shall immediately lapse.

10.	It shall be a condition to the obligation of the Company to release the Shares at the time restrictions on the Shares lapse (a) that Executive (or any beneficiary or person entitled to act) pay to the Company or its designee, upon its demand, in accordance with the 2002 LTIP, such amount as may be demanded for the purpose of satisfying its obligation or the obligation of any of its Affiliates or other person to withhold U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of the transfer of Shares, and (b) that Executive (or any beneficiary or person entitled to act) provide the Company with any forms, documents or other information reasonably required by the Company. Executive may satisfy Executive’s obligation to pay the taxes described in this paragraph by agreeing to surrender to the Company Shares distributed to Executive having a fair market value on the date the restrictions applicable to the Shares lapse equal to the amount of such taxes.

11.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent, unless the Committee determines in its sole discretion that there have occurred or are about to occur significant changes in Executive’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its sole discretion to have or to be expected to have a substantial effect on the performance of the Company or Subsidiary, Affiliates, division, or department thereof, on the 2002 LTIP or on this Award. The Committee may, in its sole discretion, permit Executive to surrender the Shares in order to exercise or realize the rights under other Awards under the 2002 LTIP, or in exchange for the grant of new Awards under the 2002 LTIP, or require Executive to surrender the Shares as a condition precedent of new Awards under the 2002 LTIP.

12.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the 2002 LTIP or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through Executive. By accepting this grant of Shares or other benefit under the 2002 LTIP, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the 2002 LTIP by the Company, the Board or the Committee or its delegates.

13.	The validity, construction, interpretation, administration and effect of the 2002 LTIP, and of its rules and regulations, and rights relating to the 2002 LTIP and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

On Behalf of First Data Corporation

By:

Date:

I accept the Grant of Shares under the terms and conditions set forth in this Agreement.

By:

Date: